Exhibit 99.1

CTG IT Solutions and Services Segments Gross Margin

Improved to 28.9% in First Quarter 2023

•
Software Engineering revenue in the first quarter of more than $30 million with gross margin of 31.8%
•
Revenue of $78.2 million reflected intentional disengagement of $11.6 million from non-strategic technology services business
•
Signed one of the largest IT Solutions engagements in North America with expected revenue of $20 million over next two years
•
IT Solutions and Services segments represent 81% of total revenue in the first quarter
•
IT Solutions and Services segments gross margin improved 130 basis points year-over-year
•
GAAP operating margin was 0.9% in first quarter; non-GAAP operating margin was 2.7%
•
Net income was $0.3 million, with a margin of 0.4%; adjusted EBITDA was $2.8 million, with a margin of 3.5%
•
Committed to 10% adjusted EBITDA margins by the end of 2025

BUFFALO, N.Y., May 9, 2023 – CTG (Nasdaq: CTG) (“Company”), a leader in North America and Western Europe helping companies employ digital IT solutions and services to drive their productivity and profitability, today reported its financial results for the first quarter ended March 31, 2023. Results include Eleviant Technologies (Eleviant), acquired by CTG on September 29, 2022.

Filip Gydé, CTG President and CEO, commented, “We continue to successfully execute our strategy despite the difficult macroeconomic environment. As we work to complete the first phase of our transformation, we are driving the digital solutions and services business mix to more than 80% of revenue, our highest level to date, and expanding our IT solutions margins. Our first quarter North America IT Solutions and Services segment achieved gross margins of 38.7%, up 510 basis points from a year ago.”

“As the integration of Eleviant progresses, we continue to be very pleased with the talent and capabilities of this team. We recently won a sophisticated digital IT solutions engagement for a North American client where the services will be provided primarily by the Eleviant team, in line with our expectations of leveraging the offshore model as a result of this acquisition. We look forward to further successes across our portfolio and the accelerated contribution Eleviant will make in the future.”

“We invested during the quarter to further expand our North American sales, solutions and marketing teams. While these investments reduced our operating margin in the quarter, we continue to take a long-term approach to position the Company for accelerated growth and profitability in the future. We are encouraged by our strong pipeline and are excited to have signed at the end of the first quarter another project that is one of the largest IT Solutions projects in recent years in North America, which contributed to a significant level of global IT bookings approaching $100 million in the quarter. We anticipate this project will help accelerate significant growth specifically in the IT Solutions and Services segments, with second quarter revenue in those segments increasing more than 10% from the prior year period.”

Consolidated First Quarter 2023 Review (Narrative compares with prior-year period unless otherwise noted) (unaudited)

($ in thousands)	For the Quarter Ended			Change 2022-2023		Change 2021-2022
	Mar. 31, 2023	Apr. 1, 2022	Apr. 2, 2021	$	%	$	%
Revenue	$78,202	$89,417	$97,129	$(11,215)	(12.5)%	$(7,712)	(7.9)%

GAAP Gross Profit	$20,135	$20,595	$20,767	$(460)	(2.2)%	$(172)	(0.8)%
GAAP Gross Margin	25.7%	23.0%	21.4%

GAAP Operating Income	$707	$3,199	$2,098	$(2,492)	(77.9)%	$1,101	52.5%
GAAP Operating Margin	0.9%	3.6%	2.2%

Non-GAAP Operating Income*	$2,108	$3,461	$2,742	$(1,353)	(39.1)%	$719	26.2%
Non-GAAP Operating Margin*	2.7%	3.9%	2.8%

GAAP Net Income	$315	$2,240	$1,508	$(1,925)	(85.9)%	$732	48.5%
GAAP Net Margin	0.4%	2.5%	1.6%

Non-GAAP Net Income*	$1,240	$2,439	$2,006	$(1,199)	(49.2)%	$433	21.6%
Non-GAAP Net Income Margin*	1.6%	2.7%	2.1%

Adjusted EBITDA*	$2,765	$4,331	$3,725	$(1,566)	(36.2)%	$606	16.3%
Adjusted EBITDA Margin*	3.5%	4.8%	3.8%

* A reconciliation of GAAP to non-GAAP information is included in the financial tables below

•
The change in revenue reflects the Company’s continued business mix shift to more solutions and services-based business. During the first quarter of 2023, the Company intentionally disengaged $11.6 million from its lower-margin non-strategic technology services business.
•
The change in business mix has led to significant improvements in gross margin over the past two years, increasing 430 basis points over that time.
•
The Company’s pipeline continues to be strong, and the Company achieved IT Solutions and Services bookings near $100 million in the quarter.
•
As a percentage of revenue, selling, general and administrative (SG&A) expenses were 24.8% compared with 19.5% in the prior-year period. The increase was primarily due to significant increases in acquisition-related expenses from the Eleviant acquisition and additional investments made in support of North America business development efforts.
•
The effective tax rate was 34.0% compared with 23.9% in last year’s first quarter, which benefited from windfalls on equity-based compensation transactions.
•
Included in GAAP net income was $0.4 million of acquisition-related expenses, $0.3 million of ERP system implementation costs, and $0.2 million of severance, while the prior-year period included $0.2 million of acquisition expenses. Earnings per diluted share were $0.02 for the first quarter of 2023 compared with $0.15 for the first quarter of 2022. Excluding these expenses from both periods, non-GAAP earnings per diluted share were $0.08 compared with $0.16.

First Quarter Segment Performance (unaudited)

IT Solutions and Services

North America

($ in thousands)	For the Quarter Ended			Change 2022-2023		Change 2021-2022
	Mar. 31, 2023	Apr. 1, 2022	Apr. 2, 2021	$	%	$	%
Revenue	$23,196	$20,435	$18,454	$2,761	13.5%	$1,981	10.7%
Percent of total	29.6%	22.9%	19.0%

Gross profit	$8,984	$6,862	$6,012	$2,122	30.9%	$850	14.1%
Gross margin	38.7%	33.6%	32.6%

Contribution profit	$4,187	$3,732	$2,855	$455	12.2%	$877	30.7%
Contribution margin	18.1%	18.3%	15.5%

•
The growth in segment revenue reflects contributions from Eleviant and new customers or projects in digital IT solutions.
•
Segment gross margins saw substantial expansion given the focus on digital solutions and contribution from Eleviant.

Europe

($ in thousands)	For the Quarter Ended			Change 2022-2023		Change 2021-2022
	Mar. 31, 2023	Apr. 1, 2022	Apr. 2, 2021	$	%	$	%
Revenue	$40,093	$42,478	$46,007	$(2,385)	(5.6)%	$(3,529)	(7.7)%
Percent of total	51.3%	47.5%	47.4%

Gross profit	$9,324	$10,480	$11,217	$(1,156)	(11.0)%	$(737)	(6.6)%
Gross margin	23.3%	24.7%	24.4%

Contribution profit	$4,272	$5,251	$5,734	$(979)	(18.6)%	$(483)	(8.4)%
Contribution margin	10.7%	12.4%	12.5%
•
Revenue in the 2023 first quarter was negatively impacted by approximately $2.0 million due to a change in foreign currency exchange rates.
•
Segment margins reflect the timing of mandated salary adjustments at the beginning of the year that are being passed along to clients throughout the year.

Non-Strategic Technology Services

($ in thousands)	For the Quarter Ended			Change 2022-2023		Change 2021-2022
	Mar. 31, 2023	Apr. 1, 2022	Apr. 2, 2021	$	%	$	%
Revenue	$14,913	$26,504	$32,668	$(11,591)	(43.7)%	$(6,164)	(18.9)%
Percent of total	19.1%	29.6%	33.6%

Gross profit	$1,827	$3,253	$3,538	$(1,426)	(43.8)%	$(285)	(8.1)%
Gross margin	12.3%	12.3%	10.8%

Contribution profit	$1,464	$2,443	$2,223	$(979)	(40.1)%	$220	9.9%
Contribution margin	9.8%	9.2%	6.8%
•
The Company continues actively disengaging from its non-strategic technology services consistent with its long-term strategy.

Balance Sheet and Cash Flow

Cash and cash equivalents were $23.3 million compared with $25.1 million at year-end 2022. Net cash used in operations was $2.6 million.

At the end of the first quarter of 2023, the Company had $1.4 million outstanding on its revolving line of credit facility, with no other long-term debt. Days sales outstanding were 83 in the first quarter of 2023 compared with 76 in the prior-year period. The DSO in the prior year period was lower due to significant collections of receivables from a large engagement completed in the fourth quarter of 2021.

Successfully Executing Strategy

CTG is a catalyst for digital transformation, helping IT and business leaders accelerate integration of digital technology into all areas of their operations to improve productivity, strengthen business processes, elevate internal controls, and increase value delivery to their customers. CTG’s strategy for growth is its transformation into a higher-performing, digital solutions-based business. The three key elements of its strategy are:

•
Becoming a global provider of digital IT solutions by capitalizing on the compelling digital transformation trend, leveraging the CTG brand built on reliability and results, and delivering solutions primarily to the energy, healthcare, finance, and manufacturing sectors.
•
Growing the team organically by adding highly qualified and experienced associates, employing innovative tools and methodologies, and making selective acquisitions.
•
Strengthening the Company’s margin profile by reducing delivery costs and changing the mix of business by disengaging from low margin IT staffing service support in its Non-Strategic Technology Services segment.

Fiscal 2023 Outlook

“As we look ahead, we are focused on the disciplined execution of our strategy and reducing our cost structure to deliver value for our shareholders,” said John M. Laubacker, Chief Financial Officer. “The midpoint of our consolidated revenue outlook for 2023 is unchanged from last quarter, but we have increased our IT Solutions and Services revenue outlook to represent an 18% increase at the midpoint when compared with 2022. The total revenue outlook now includes a reduction of $40 million to $45 million from the prior year as a result of the intentional disengagement from the lowest margin business in our Non-Strategic Technology Services segment, slightly offset by a full year of revenue from Eleviant, which only contributed one quarter of revenue in 2022. We have also slightly reduced the midpoint of our GAAP and non-GAAP diluted EPS guidance by $0.02. We expect to expand our margins and reach our adjusted EBITDA margin* goal of approximately 7% by the end of 2023, representing the completion of the first phase of our transformation into a pure-play IT solutions business. Our team is continually focused on enhancing shareholder value and, longer term, we are committed to 10% adjusted EBITDA margins by the end of 2025.”

The Company’s 2023 GAAP EPS estimates reflect the previously announced Enterprise Resource Planning (ERP) system implementation project. However, these costs are being backed out as part of the non-GAAP EPS disclosures. The difference in the GAAP and non-GAAP EPS estimates in 2023 is larger than prior years due to the ERP project, and as the Company also accounts for the amortization of the intangible assets created by the acquisition of Eleviant.

CTG guidance for 2023 is as follows:

Revenue	$310 million to $340 million
IT Solutions and Services Revenue	$265 million to $285 million
GAAP diluted EPS	$0.34 to $0.42
Non-GAAP diluted EPS	$0.56 to $0.64

*The corresponding GAAP measure to adjusted EBITDA is net income. The Company is not providing forward-looking net income guidance given the significant effort and assumptions involved in measuring net income. The GAAP to non-GAAP tables below include net income to adjusted EBITDA displayed on historical results for the past five quarters and the trailing twelve months ended March 31, 2023.

Conference Call and Webcast

CTG will hold a conference call today, May 9, 2023, at 11:00 a.m. Eastern Time to discuss the Company’s financial results and business outlook. To access the live call, dial +1 844 826 3035. The conference call will also be available via webcast in the Investors section of CTG’s website at https://investors.ctg.com.

A telephonic replay will be available from 3:00 p.m. ET on the day of the call through Tuesday,
May 23, 2023, by dialing +1 844 512 2921 and entering the access code 10177274. The webcast will be archived on CTG’s website in the Events & Presentations section for at least 90 days. A transcript will also be posted to the website once available.

About CTG

CTG is a leading provider of digital transformation solutions and services that accelerate clients’ project momentum and achievement of their desired IT and business outcomes. We have earned a reputation as a faster and more reliable, results-driven partner focused on integrating digital technology into all areas of its clients to improve their operations and increase their value proposition. CTG’s engagement in the digital transformation process drives improved data-driven decision-making, meaningful business performance improvements, new and enhanced customer experiences, and continuous innovation. CTG operates in North America, South America, Western Europe, and India. The Company regularly posts news and other important information at www.ctg.com.

Reconciliation of GAAP to non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, management uses non-GAAP financial measures for forecasting, facilitating ongoing operating decisions, and measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely with its internal measurement processes and reflect the Company’s core operating results.

A reconciliation of GAAP to non-GAAP information is included in the financial tables below. The non-GAAP financial information is presented using a consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP. Also, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP financial measures have limitations in that they do not reflect all amounts associated with the Company's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP financial measures. As such, the non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures included in this earnings release should be carefully evaluated.

Forward-Looking Statements

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth, financial outlook, business strategy and performance expectations for 2023 and beyond and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company, which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995. Generally, the words “anticipates,” “believes,” “expects,” “plans,” “may,” “will,” “might,” “would,” “should,” “could,” “seeks,” “estimates,” “project,” “predict,” “potential,” “currently,” “continue,” “intends,” “outlook,” “forecasts,” “target,” and other similar words identify forward-looking statements. These statements are based upon the Company's current expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors and risks, including among others, any new or continuing regulatory, social and business responses to the COVID-19 pandemic, or the potential impacts of any similar items on the Company’s business, operations, employees, contractors and clients, and the potential impacts of any similar future public health crisis, pandemic, or epidemic, the availability to the Company of qualified professional staff, currency exchange risks, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company's ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM), the ability to integrate businesses when acquired and retain their clients while achieving cost reduction targets, the uncertainty of clients' implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between solutions and services and non-strategic technology services, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, current macroeconomic conditions such as inflation, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and services and staffing industry, taxes and the Company's operations in particular, industry, economic and political conditions, including fluctuations in demand for IT services, consolidation among the Company's competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, actions of activist shareholders, and other risks with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the conflict between Russia and the Ukraine and developments in China, and volatility in the global credit and financial markets and economy, and other factors that involve risk and uncertainty including those listed in the Company's reports filed with the Securities and Exchange Commission. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's Form 10-K for the year ended December 31, 2022, including the uncertainties described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and other reports, including but not limited to subsequent quarterly reports on Form 10-Q, that may be filed from time to time with the Securities and Exchange Commission and may be obtained through the Securities and Exchange Commission's Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov.The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

John M. Laubacker	Investor Relations:
Chief Financial Officer	Deborah K. Pawlowski	Craig P. Mychajluk
Tel: +1 716 887 7368	Kei Advisors LLC	Kei Advisors LLC
	dpawlowski@keiadvisors.com	cmychajluk@keiadvisors.com
	Tel: +1 716 843 3908	Tel: +1 716 843 3832

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	March 31,	April 1,	April 2,
	2023	2022	2021

Revenue	$78,202	$89,417	$97,129
Cost of services	58,067	68,822	76,362
Gross profit	20,135	20,595	20,767
Selling, general and admin. expenses	19,428	17,396	18,669
Operating income	707	3,199	2,098
Other expense, net	(230)	(257)	(150)
Income before income taxes	477	2,942	1,948
Provision for income taxes	162	702	440
Net income	$315	$2,240	$1,508

Net income per share:
Basic	$0.02	$0.16	$0.11
Diluted	$0.02	$0.15	$0.10

Weighted average shares outstanding:
Basic	14,704	14,199	13,696
Diluted	15,347	14,977	14,944

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	March 31,	December 31,	April 1,
	2023	2022	2022
Current Assets:
Cash and cash equivalents	$23,300	$25,140	$38,724
Accounts receivable, net	71,885	70,979	74,674
Other current assets	5,016	3,769	3,065
Total current assets	100,201	99,888	116,463

Property and equipment, net	5,436	5,061	4,777
Operating lease right-of-use assets	18,654	18,506	20,762
Cash surrender value	3,971	4,120	3,756
Acquired intangibles, net	12,629	12,943	6,837
Goodwill	36,229	35,998	19,174
Other assets	5,502	5,103	7,171
Total Assets	$182,622	$181,619	$178,940

Current Liabilities:
Accounts payable	$15,110	$14,254	$12,444
Accrued compensation	16,937	19,016	20,444
Operating lease liabilities	5,981	5,905	6,199
Other current liabilities	13,220	12,758	17,036
Total current liabilities	51,248	51,933	56,123

Long-term debt	1,369	-	-
Operating lease liabilities	12,503	12,466	14,379
Other liabilities	10,198	11,241	13,030
Shareholders' equity	107,304	105,979	95,408
Total Liabilities and Shareholders' Equity	$182,622	$181,619	$178,940

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Quarter Ended
	March 31,	April 1,	April 2,
	2023	2022	2021

Net income	$315	$2,240	$1,508
Depreciation and amortization expense	837	716	854
Equity-based compensation expense	345	573	590
Other operating items	(4,065)	879	(697)
Net cash provided by (used in) operating activities	(2,568)	4,408	2,255
Net cash used in investing activities	(697)	(61)	(891)
Net cash provided by (used in) financing activities	1,123	(844)	163
Effect of exchange rates on cash and cash equivalents	302	(363)	(868)
Net increase (decrease) in cash and cash equivalents	(1,840)	3,140	659
Cash and cash equivalents at beginning of period	25,140	35,584	32,865
Cash and cash equivalents at end of period	$23,300	$38,724	$33,524

COMPUTER TASK GROUP, INCORPORATED (CTG)

Segment Information

(Unaudited)

(amounts in thousands)

For reporting purposes, the Company discloses three segments, including IT Solutions and Services in each of North America and Europe, and Non-Strategic Technology Services, primarily in North America. The Company continues investing in business development, including solutions, sales, delivery, and recruiting to drive its digital transformation strategy in the North America and Europe IT Solutions and Services segments. The Company is not investing in its Non-Strategic Technology Services segment which includes lower margin staffing services. Contribution profit represents operational profit after consideration of expenses such as sales, solutions, delivery, and recruiting expenses.

	For the Quarter Ended March 31, 2023
	North
	America	Europe	Non-Strategic
	IT Solutions	IT Solutions	Technology
	and Services	and Services	Services

Revenue	$23,196	$40,093	$14,913
Cost of services	14,212	30,769	13,086
Gross profit	8,984	9,324	1,827
Gross margin	38.7%	23.3%	12.3%
Selling, solutions, delivery, and recruiting expenses	4,797	5,052	363
Contribution profit	$4,187	$4,272	$1,464
Contribution margin	18.1%	10.7%	9.8%

	For the Quarter Ended April 1, 2022
	North
	America	Europe	Non-Strategic
	IT Solutions	IT Solutions	Technology
	and Services	and Services	Services

Revenue	$20,435	$42,478	$26,504
Cost of services	13,573	31,998	23,251
Gross profit	6,862	10,480	3,253
Gross margin	33.6%	24.7%	12.3%
Selling, solutions, delivery, and recruiting expenses	3,130	5,229	810
Contribution profit	$3,732	$5,251	$2,443
Contribution margin	18.3%	12.4%	9.2%

	For the Quarter Ended April 2, 2021
	North
	America	Europe	Non-Strategic
	IT Solutions	IT Solutions	Technology
	and Services	and Services	Services

Revenue	$18,454	$46,007	$32,668
Cost of services	12,442	34,790	29,130
Gross profit	6,012	11,217	3,538
Gross margin	32.6%	24.4%	10.8%
Selling, solutions, delivery, and recruiting expenses	3,157	5,483	1,315
Contribution profit	$2,855	$5,734	$2,223
Contribution margin	15.5%	12.5%	6.8%

COMPUTER TASK GROUP, INCORPORATED (CTG)

Segment and Vertical Market Trends (Unaudited)

Supplemental Financial Information

						Twelve Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
	2022	2022	2022	2022	2023	2023
Revenue (in millions)
North America IT Solutions and Services	$20.435	$20.339	$20.340	$22.924	$23.196	$86.799
Europe IT Solutions and Services	42.478	37.160	33.258	37.035	40.093	147.546
Non-Strategic Technology Services	26.504	25.260	21.404	17.943	14.913	79.520
Total Revenue	$89.417	$82.759	$75.002	$77.902	$78.202	$313.865

Revenue in North America
Constant Currency (in millions)*
North America	$46.262	$45.042	$41.501	$40.604	$37.859	$165.006
Foreign Currency Impact	(0.040)	(0.031)	(0.019)	0.001	-
Total Revenue in Constant Currency (non-GAAP)	$46.222	$45.011	$41.482	$40.605	$37.859

Revenue in Europe
Constant Currency (in millions)*
Europe	$43.155	$37.717	$33.501	$37.298	$40.343	$148.859
Foreign Currency Impact	(1.977)	0.233	2.164	1.939	-
Total Revenue in Constant Currency (non-GAAP)	$41.178	$37.950	$35.665	$39.237	$40.343

Revenue By Geography
North America	51.7%	54.4%	55.3%	52.1%	48.4%	52.6%
Europe	48.3%	45.6%	44.7%	47.9%	51.6%	47.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue by Vertical Market
Healthcare	17%	18%	19%	18%	19%	18%
Financial Services	17%	15%	15%	17%	18%	16%
Manufacturing	14%	15%	17%	16%	16%	16%
Technology Service Providers	24%	24%	22%	19%	16%	21%
Energy	5%	7%	6%	6%	6%	6%
General Markets	23%	21%	21%	24%	25%	23%
Total	100%	100%	100%	100%	100%	100%

Operating Margins
GAAP Operating Margin	3.6%	3.8%	3.0%	3.1%	0.9%	2.7%
Non-GAAP Operating Margin	3.9%	4.2%	4.0%	5.1%	2.7%	4.0%

Other Information (in millions except Billable Days and EPS)

Billable Days	65	64	63	63	64	254
Net Income	$2.240	$2.040	$1.102	$1.227	$0.315	$4.684
GAAP Diluted EPS	$0.15	$0.13	$0.07	$0.08	$0.02	$0.30
Non-GAAP Diluted EPS	$0.16	$0.15	$0.11	$0.14	$0.08	$0.48
Adjusted EBITDA (non-GAAP)	$4.3	$4.2	$3.8	$4.8	$2.8	$15.6

Balance Sheet Information (in millions except DSO)

Cash less Debt, Net	$38.7	$35.5	$26.8	$25.1	$21.9
Working Capital	$60.3	$61.8	$44.5	$48.7	$49.0
DSO	76	84	83	84	83

* Constant Currency is measured by applying the current fiscal period's average exchange rate to each of the prior periods

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

The non-GAAP information below excludes expenses associated with severance, an ERP system implementation, and certain acquisition-related expenses. The acquisition-related expenses consist of due diligence costs, amortization of intangible assets, and changes in the value of earn-out payments upon achievement of certain financial targets from the Company’s recent acquisitions.

Reconciliation of GAAP to non-GAAP Operating Income

						Twelve
						Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
(in millions)	2022	2022	2022	2022	2023	2023
GAAP Operating Income	$3.199	$3.173	$2.253	$2.451	$0.707	$8.584
Acquisition-related expenses	0.262	0.290	0.744	0.696	0.634	2.364
ERP system implementation costs	-	-	-	-	0.481	0.481
Severance	-	-	-	0.838	0.286	1.124
Non-GAAP Operating Income	$3.461	$3.463	$2.997	$3.985	$2.108	$12.553

Reconciliation of GAAP to non-GAAP Operating Margin

						Twelve
						Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
	2022	2022	2022	2022	2023	2023
GAAP Operating Margin	3.6%	3.8%	3.0%	3.1%	0.9%	2.7%
Acquisition-related expenses	0.3%	0.4%	1.0%	0.9%	0.8%	0.8%
ERP system implementation costs	-	-	-	-	0.6%	0.2%
Severance	-	-	-	1.1%	0.4%	0.3%
Non-GAAP Operating Margin	3.9%	4.2%	4.0%	5.1%	2.7%	4.0%

Reconciliation of GAAP to non-GAAP Net Income

						Twelve
						Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
(in millions)	2022	2022	2022	2022	2023	2023
GAAP Net Income	$2.240	$2.040	$1.102	$1.227	$0.315	$4.684
Acquisition-related expenses	0.199	0.212	0.510	0.435	0.419	1.576
ERP system implementation costs	-	-	-	-	0.317	0.317
Severance	-	-	-	0.524	0.189	0.713
Non-GAAP Net Income	$2.439	$2.252	$1.612	$2.186	$1.240	$7.290

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

Reconciliation of GAAP to non-GAAP Diluted Earnings per Share (EPS)

						Twelve
						Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
	2022	2022	2022	2022	2023	2023
GAAP Diluted EPS	$0.15	$0.13	$0.07	$0.08	$0.02	$0.30
Acquisition-related expenses	0.01	0.02	0.04	0.03	0.03	0.12
ERP system implementation costs	-	-	-	-	0.02	0.02
Severance	-	-	-	0.03	0.01	0.04
Non-GAAP Diluted EPS	$0.16	$0.15	$0.11	$0.14	$0.08	$0.48

Reconciliation of Net Income to Adjusted EBITDA (non-GAAP) includes earnings before interest (including amortization of deferred debt financing costs), taxes, depreciation and amortization, equity-based compensation, and other, which includes severance, ERP system implementation costs, and acquisition-related expenses.

						Twelve
						Months
	For the Quarter Ended					Ended
	Mar.	Jun.	Sept.	Dec.	Mar.	Mar.
(in millions)	2022	2022	2022	2022	2023	2023
Net Income	$2.240	$2.040	$1.102	$1.227	$0.315	$4.684
Taxes	0.702	0.748	0.759	0.736	0.162	2.405
Interest	0.100	0.100	0.103	0.100	0.109	0.412
Depreciation and amortization	0.716	0.684	0.651	0.948	0.837	3.120
Equity-based compensation expense	0.573	0.603	0.693	0.694	0.345	2.335
Other	-	0.049	0.516	1.102	0.997	2.664
Adjusted EBITDA	$4.331	$4.224	$3.824	$4.807	$2.765	$15.620
Adjusted EBITDA Margin	4.8%	5.1%	5.1%	6.2%	3.5%	5.0%

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